                                                                    EXHIBIT 5




                               [JDR&P LETTERHEAD]

251150-002-004


                               December 13, 1996



DNX Corporation
575 Route 28
Raritan, New Jersey  08869

                                    Re:  DNX Corporation 1991 Stock Option Plan
                                         --------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for DNX Corporation, a Delaware corporation (the "Company"), in connection with its 1991 Stock Option Plan, as amended through October 1, 1996 (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the additional
150,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Shares"), being registered on the Registration Statement on Form S-8 filed as of December 13, 1996, that may be issued and sold pursuant to the Plan will be duly authorized, validly issued, fully paid and nonassessable when issued and sold in accordance with the terms and conditions of the Plan, provided that the consideration received by the Company is at least equal to the par value of the Common Shares.

                  We hereby consent to the filing of this opinion as Exhibit 5 to this Registration Statement on Form S-8 that is being filed by the Company with respect to the Plan with the Securities and Exchange Commission.

                                             Very truly yours,


                                             /s/  Jones, Day, Reavis & Pogue
                                             ----------------------------------
                                             Jones, Day, Reavis & Pogue


                               Page 8 of 11 Pages